Exhibit 99.1
FOR FURTHER INFORMATION:

AT TOWER FINANCIAL CORPORATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Michelle M. Gray
CFO	VP, Marketing
260-427-7150	260-427-7100
rick.sawyer@towerbank.net	michelle.gray@towerbank.net

TOWER FINANCIAL CORPORATION FOREGOES DIVIDEND

FORT WAYNE, INDIANA – June 6, 2008 – Tower Financial Corporation (NASDAQ: TOFC) announced today that it has elected to forego the declaration of a dividend on its common stock. The decision was based on the desire to retain capital and hedge against challenging economic and banking industry conditions as well as to maintain Tower Bank’s current “well capitalized” status within the Federal Reserve System.

“This decision is consistent with our longer term strategy for prudent growth and ongoing financial stability. The capital retained from this move, along with the efficiencies gained during our recent organizational realignments, will allow us to remain responsive amid the turmoil presently affecting the financial services industry,” said Don Schenkel, chairman, president and CEO.

Tower Financial Corporation is a holding company for two affiliates: Tower Bank & Trust Company and Tower Trust Company, a wealth services firm doing business as Tower Private Advisors. Tower Financial Corporation is located in Northeast Indiana and its common stock is listed on the Nasdaq Global Market under the symbol “TOFC.” As of December 31, 2007, the holding company reported assets in excess of $706.5 million with an additional $609 million in assets under management in the wealth services group, Tower Private Advisors.

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